Exhibit 99.1

US $

Resolute Reports Preliminary Fourth Quarter and 2018 Results

•	Q4 GAAP net income of $36 million / $235 million for 2018
•	Adjusted EBITDA of $105 million in the quarter / $574 million for the full year
•	Completed Catawba and Fairmont mill sales for approximately $360 million
•	Net debt to adjusted EBITDA falls to 0.6x
•	Repurchased $225 million of senior notes after year-end

MONTRÉAL, CANADA, January 31, 2019 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) today reported net income for the quarter ended December 31, 2018, of $36 million, or $0.38 per diluted share, compared to $13 million, or $0.14 per diluted share, in the same period in 2017. Sales were $932 million in the quarter, an increase of $34 million from the year-ago period. Excluding special items, the company reported net income of $4 million, or $0.04 per diluted share, compared to $14 million, or $0.15 per diluted share, in the fourth quarter of 2017.

For the year, the company reported GAAP net income of $235 million, or $2.52 per diluted share, compared to a net loss of $84 million, or $0.93 per share, in 2017. Sales were $3.8 billion, up 7%, from the previous year. Excluding special items, the company reported net income of $183 million, or $1.96 per diluted share, compared to $12 million, or $0.13 per diluted share, in 2017.

“With our optimized asset base, we were able to deliver strong annual performance with the positive market dynamics in the year, despite cost headwinds and a soft lumber market in the fourth quarter,” said Yves Laflamme, president and chief executive officer. “We experienced significantly weaker pricing for lumber in the quarter, unforeseen operational disruptions, planned maintenance, as well as higher energy and wood costs. Despite these challenges, we generated $435 million of cash from operations in 2018, monetized the Catawba and Fairmont assets at attractive valuations, returned $136 million of capital to shareholders through a special dividend and further reduced our leverage shortly after year-end. Our stronger balance sheet improves our financial strength and flexibility and positions us well for future growth opportunities.”

Non-GAAP financial measures, such as adjustments for special items and adjusted EBITDA, are explained and reconciled below.

Operating Income Variance Against Prior Period

Consolidated

The company reported operating income of $75 million in the quarter, compared to $135 million in the third quarter of 2018. Overall pricing had an unfavorable impact of $33 million because of the $110 per thousand board feet drop in the average transaction price for wood products, which more than offset the increase in market pulp and paper prices. Manufacturing costs were also higher in the quarter, by $45 million, mostly due to production disruptions, planned maintenance, seasonally higher energy costs, as well as higher wood costs attributable to extremely wet weather, mainly in the U.S. Southeast.

In the fourth quarter, the company recorded a non-cash impairment charge of $120 million against the goodwill and long-lived assets originally recorded at the time of the acquisition of Atlas Paper Holdings Inc. in 2015, to reduce the carrying value of these assets to their estimated fair value. We also recorded a $141 million gain on disposition of assets in the quarter, following the sale of the Fairmont (West Virginia) and Catawba (South Carolina) facilities.

The company generated $379 million of operating income in 2018, compared to $42 million in 2017, mostly due to higher average transaction prices across all business segments. The average transaction price increased by 19% for market pulp, 17% for newsprint, 13% for wood products and 9% for specialty papers. Operating results also benefited from gains on disposition of assets of $145 million, compared to a $15 million gain recorded in 2017 mostly related to the disposition of the assets at the Mokpo (South Korea) paper mill.

Manufacturing costs rose by $152 million this year, largely due to higher energy costs and market-related fiber and chemical expenses, as well as additional maintenance, while freight costs increased by $59 million, or 13%, because of higher rates and longer shipping distances. Lower sales volumes, reflecting weaker lumber markets ($23 million), the fluctuation of the Canadian dollar ($19 million), as well as higher impairment and closure-related charges ($14 million) also unfavorably impacted the company’s results.

Market Pulp

Operating income in the market pulp segment was $41 million, a reduction of $16 million when compared to the previous quarter. The average transaction price continued to rise across most grades, up a further $25 per metric ton this quarter to $809. Shipments decreased by 25,000 metric tons, mostly due to scheduled maintenance downtime, operational disruptions and the reduction in recycled pulp capacity following the sale of the Fairmont facility. The operating cost per unit (the “delivered cost”) rose by $59 to $688 per metric ton, due to production outages, as well as weather-related wood shortages in the U.S. Southeast, and an increase in energy costs. Consequently, EBITDA realized this quarter decreased to $46 million or, $136 per metric ton.

For 2018, the segment generated operating income of $172 million, a $93 million improvement over the previous year. The average transaction price rose by $123 per metric ton, while shipments remained relatively unchanged, despite the extended investment-related downtime at the Saint-Félicien (Quebec) mill in 2018. The delivered cost, however, increased by $57 per metric ton, mostly a result of higher energy and recovered paper prices, additional maintenance and a rise in freight rates, offset in part by lower fiber costs. Higher selling prices more than compensated for the increased costs, leading to an 81% improvement in EBITDA, to $199 million, or $140 per metric ton, compared to $77 per metric ton in 2017.

Tissue

The tissue segment incurred an operating loss of $9 million in the quarter, relatively unchanged from the previous period, with EBITDA remaining at negative $5 million.

For the year, the segment reported an operating loss of $30 million, compared to a loss of $6 million in 2017, as the results of the Calhoun (Tennessee) facility were not included in the segment until April 1, 2018. While overall sales volumes grew compared to last year, the delivered cost remained elevated, as the company continues to ramp up the production of the tissue machine and converting lines at Calhoun. EBITDA for the segment was negative $15 million.

Wood Products

The wood products segment recorded an operating loss of $8 million in the quarter, compared to an operating income of $45 million in the third quarter, almost entirely due to weaker pricing. The average transaction price fell to $347 per thousand board feet this quarter, down 24%, or $110. The delivered cost increased by $11 to $366 per thousand board feet, reflecting higher maintenance and log costs. Despite market and weather-related production curtailment in the quarter, shipments increased by 7 million board feet. EBITDA for the segment dropped to $1 million, compared to $53 million in the prior quarter and finished goods inventory remained elevated at 157 million board feet.

Operating income for the year was $169 million in the segment, $17 million lower than in 2017. The delivered cost rose by $50 to $354 per thousand board feet, as a result of higher market-driven fiber costs and an increase in transportation expenses. Shipments were also lower by 165 million board feet, largely due to lower production volumes and weaker market conditions in the latter part of the year. Offsetting in part these unfavorable elements was the increase in average transaction price, which rose by $50 per thousand board feet this year, to $446. EBITDA for the segment declined to $201 million, or $109 per thousand board feet, compared to $219 million in 2017, reflecting EBITDA margins of 24% and 27%, respectively.

Newsprint

At $28 million in the fourth quarter, newsprint’s operating income declined by $4 million compared to the previous quarter. Sales were 6% higher, driven by a $5 per metric ton rise in the average transaction price, to $634, and a 17,000 metric ton increase in shipments, due to the timing of export sales and seasonality. Higher sales were more than offset by a $19 per metric ton increase in delivered cost, largely attributable to the lower contribution from the Thunder Bay (Ontario) cogeneration assets, following a turbine failure. EBITDA decreased by $3 million to $45 million for the quarter, equivalent to $116 per metric ton.

Newsprint recorded operating income of $74 million in 2018, compared to an operating loss of $23 million in 2017. The improvement reflects the rise in average transaction price, up $88 per metric ton to $602, partially offset by an increase in costs. Higher spending on maintenance, energy and freight exceeded lower fiber costs, leading to a $24 per metric ton increase in delivered cost, to $552. Pricing gains largely outweighed higher costs and lower volumes from capacity closures in 2017, resulting in EBITDA of $140 million, or $93 per metric ton, an increase from $43 million in 2017. EBITDA margin rose from 5% in 2017 to 15% in 2018.

Specialty Papers

The specialty papers segment generated operating income of $18 million in the quarter, compared to $26 million in the previous quarter. Pricing rose by $19 per short ton to $756, while shipments remained relatively unchanged at 287,000 short tons, as higher seasonal demand for supercalendered papers was largely offset by a decrease in volumes of other grades due to lower productivity. Operational disruptions, combined with lower contribution from the Dolbeau (Quebec) cogeneration assets during their planned outage, higher wood costs in the U.S. Southeast, and an increase in energy costs, pushed the delivered cost up $50 to $697 per short ton. EBITDA decreased to $28 million, or $95 per short ton, compared to $38 million in the previous quarter. Finished goods inventory at year-end decreased by 24,000 short tons, in part due to the sale of the Catawba facility.

The segment reported an operating income of $40 million during the year, compared to an operating loss of $9 million in 2017. Operating results in 2018 were supported by higher pricing, up $61 per short ton, and lower fiber costs, more than offsetting higher freight costs, which led to an $18 per short ton increase in delivered cost. Despite the 213,000 short tons decrease in shipments from the capacity closures in Catawba and Calhoun in 2017, EBITDA increased by $51 million to $87 million in 2018.

Consolidated Quarterly Operating Income Variance Against Year-Ago Period

The company’s operating income improved by $22 million, compared to the fourth quarter of 2017. Overall pricing added $72 million to the results, as the average transaction price increased by 21% for newsprint, 19% for market pulp and 15% for specialty papers, offsetting the 21% drop in lumber prices. The improvement in operating income also included the favorable impact of the weaker Canadian dollar of $11 million and an increase in the gain on the disposition of assets of $128 million, mostly due to the $141 million gain recorded in the fourth quarter of 2018 following the sale of the Fairmont and Catawba facilities.

These favorable items were largely offset by the $120 million impairment charge recorded in the quarter and an increase in manufacturing costs of $57 million, mainly resulting from higher energy and maintenance expenses and market-driven fiber and chemical costs. Results were also impacted by lower sales volume of $16 million, mainly due to the timing of scheduled pulp outages, and a 10%, or $11 million, rise in freight expense.

Corporate and Finance

During the fourth quarter, the company generated $84 million of cash from operations and completed the sale of its Fairmont and Catawba facilities for net proceeds of $333 million. Following the revocation of the countervailing duty order on supercalendered paper, substantially all of the $61 million of cash deposits were refunded, with $35 million received in the quarter. After returning capital to shareholders with a dividend payment of $1.50 per share, or $136 million, as well as making $61 million of capital expenditures and $15 million of lumber duty deposits, cash rose to $304 million and liquidity stood at $821 million at year-end. Subsequent to year-end, the company reduced its total debt of $645 million by repurchasing $225 million of senior notes. Net debt to adjusted EBITDA fell to 0.6x.

Cumulative duty deposits of $110 million were recorded on the balance sheet, including $103 million for softwood lumber and $6 million for uncoated groundwood papers. The uncoated groundwood duty deposits of $6 million will be refunded, with interest.

Despite an increase in the applicable discount rate and ongoing pension contributions, the net pension and other postretirement benefit liability on the balance sheet increased by $182 million in the quarter, to $1.3 billion, largely the result of the negative equity market returns late in the year.

On January 7, 2019, Standard & Poor’s Global Ratings revised the company’s outlook from stable to positive and affirmed the BB- long-term corporate rating.

Outlook

“After reaching historical highs in the first half of the year, lumber prices dropped to multi-year lows in the fourth quarter. Nevertheless, favorable economic conditions and recent production curtailments among Canadian producers, including ourselves, make us cautiously optimistic that markets will gradually improve in 2019. Accordingly, our long-term view for lumber is unchanged; we believe in the underlying fundamentals and growth prospects for this market. Despite recent softening in Chinese buying activity, we expect the fundamentals for market pulp to remain positive, given the limited capacity additions over the medium term. For paper, given lower seasonal demand, as well as the continued structural decline, we expect our shipments to be lower in the first quarter. We are now making progress in stepping-up the productivity of Calhoun tissue operations, leading us to target positive earnings generation in the first half of 2019. We remain optimistic with the long-term growth prospects of our tissue business,” added Mr. Laflamme.

Board Appointment

The company’s board of directors today appointed Suzanne Blanchet to serve on the company’s board. Ms. Blanchet spent over 30 years with Cascades Inc., including as senior vice president, Corporate Development, from 2014 to 2017. From 1997 to 2014, she was president and chief executive officer of Cascades Tissue Group. Ms. Blanchet is a graduate of the Directors Education Program of the Institute of Corporate Directors and currently serves as a director of Agropur, GDI Integrated Facility Services Inc. (TSX), and other boards of private companies.

Earnings Conference Call

The company will hold a conference call to discuss the financial results at 9:00 a.m. (ET) today. The public is invited to join the call at (877) 223-4471 at least fifteen minutes before its scheduled start time. A simultaneous webcast will also be available using the link provided under “Presentations and Webcasts” in the “Investors” section of www.resolutefp.com. A replay of the webcast will be archived on the company’s website; a phone replay will also be available until February 14, 2019, by dialing (800) 585-8367, conference number 5358344.

Description of Special Items

	2018		2017
Special items (in millions)	Fourth quarter	Full Year	Fourth quarter	Full Year
Foreign currency translation loss (gain)	$—	$2	$1	$(9)
Closure costs, impairment and other related charges	120	121	2	82
(Reversal of) inventory write-downs related to closures	—	(1)	—	24
Start-up costs	—	8	9	27
Net gain on disposition of assets	(141)	(145)	(13)	(15)
Non-operating pension and OPEB credits	(12)	(50)	(1)	(7)
Other (income) expense, net	(1)	(7)	4	3
Income tax effect of special items	2	20	(1)	(9)

Total	$(32)	$(52)	$1	$96

Cautionary Statements Regarding Forward-Looking Information

Statements in this press release and the earnings conference call and webcast referred to above that are not reported financial results or other historical information of Resolute Forest Products Inc. (with its subsidiaries, “we,” “our,” “us” or the “company”) are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements included in the Outlook section of this press release and statements relating to our: efforts and initiatives to reduce costs and increase revenues and profitability; business and operating outlook; assessment of market conditions; growth strategies and prospects, and the growth potential of the company and the industry in which we operate; liquidity; future cash flows; and strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “anticipate,” “attempt,” “project” and other terms with similar meaning indicating possible future events or potential impact on our business or our shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause our actual future financial condition, results of operations and performance to differ materially from those expressed or implied in this press release and the earnings conference call and webcast referred to above include, but are not limited to, the impact of: developments in non-print media, and the effectiveness of our responses to these developments; intense competition in the forest products industry; any inability to offer products certified to globally recognized forestry management and chain of custody standards; any inability to successfully implement our strategies to increase our earnings power; the possible failure to successfully integrate acquired businesses with ours or to realize the anticipated benefits of acquisitions, such as Atlas Paper Holdings, Inc. and its subsidiaries, or divestitures or other strategic transactions or projects, such as our Calhoun tissue operations; uncertainty or changes in political or economic conditions in the United States, Canada or other countries in which we sell our products; global economic conditions; the highly cyclical nature of the forest products industry; any difficulties in obtaining timber or wood fiber at favorable prices, or at all; changes in the cost of purchased energy and other raw materials; physical and financial risks associated with global, regional and local weather conditions and climate change; any disruption in operations or increased labor costs due to labor disputes; difficulties in our employee relations or retention; disruptions to our supply chain, operations or the delivery of our products; cybersecurity risks; risks related to the operation and transition of legacy system applications; negative publicity, even if unjustified; currency fluctuations; any increase in the level of required contributions to our pension plans, including as a result of any increase in the amount by which they are underfunded; our ability to maintain adequate capital resources to provide for all of our substantial capital requirements; the terms of our outstanding indebtedness, which could restrict our current and future operations; losses that are not covered by insurance; any additional closure costs and long-lived asset impairment or accelerated depreciation charges; any need to record additional valuation allowances against our recorded deferred income tax assets; our exports from one country to another country becoming or remaining subject to duties, cash deposit requirements, border taxes, quotas or other trade remedies or restrictions; countervailing or anti-dumping duties on imports to the U.S. of most of our paper products and substantially all of our softwood lumber products produced at our Canadian mills; any failure to comply with laws or regulations generally; any additional environmental or health and safety liabilities; any violation of trade laws, export controls or other laws relating to our international sales and operations; adverse outcomes of legal proceedings or disputes in which we are involved; the actions of holders of a significant percentage of our common stock; and the potential risks and uncertainties described under the heading “Risk Factors” in Part I, Item 1A of the company’s annual report on Form 10-K for the year ended December 31, 2017.

All forward-looking statements in this press release and in the conference call and webcast referred to above are expressly qualified by the cautionary statements contained or referred to above and in the company’s other filings with the U.S. Securities and Exchange Commission and the Canadian securities regulatory authorities. The company disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

About Resolute Forest Products

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including market pulp, tissue, wood products, newsprint and specialty papers, which are marketed in close to 70 countries. The company owns or operates some 40 facilities, as well as power generation assets, in the United States and Canada. Resolute has third-party certified 100% of its managed woodlands to internationally recognized sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute has received regional, North American and global recognition for its leadership in corporate social responsibility and sustainable development, as well as for its business practices. Visit resolutefp.com for more information.

Contacts

Investors Silvana Travaglini Treasurer and Vice President, Investor Relations 514 394-2217 ir@resolutefp.com	Media and Others Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@resolutefp.com

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Three Months		Years
	Ended December 31,		Ended December 31,
	2018	2017	2018	2017
Sales	$932	$898	$3,756	$3,513
Costs and expenses:
Cost of sales, excluding depreciation, amortization and distribution costs	668	643	2,549	2,588
Depreciation and amortization	51	51	212	204
Distribution costs	119	114	475	442
Selling, general and administrative expenses	40	48	165	170
Closure costs, impairment and other related charges (1)	120	2	121	82
Net gain on disposition of assets (2)	(141)	(13)	(145)	(15)

Operating income	75	53	379	42
Interest expense	(11)	(13)	(47)	(49)
Non-operating pension and other postretirement benefit credits (5)	12	1	50	7
Other income (expense), net	1	(5)	5	6

Income before income taxes	77	36	387	6
Income tax provision	(41)	(21)	(152)	(84)

Net income (loss) including noncontrolling interests	36	15	235	(78)
Net income attributable to noncontrolling interests	—	(2)	—	(6)

Net income (loss) attributable to Resolute Forest Products Inc.	$36	$13	$235	$ (84)

Net income (loss) per share attributable to Resolute Forest Products Inc. common shareholders:
Basic	$0.39	$0.14	$2.57	$(0.93)
Diluted	0.38	0.14	2.52	(0.93)

Weighted-average number of Resolute Forest Products Inc. common shares outstanding:
Basic	91.6	90.7	91.3	90.5
Diluted	94.4	93.0	93.3	90.5

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	December 31,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$304	$6
Accounts receivable, net:
Trade	347	399
Other	102	80
Inventories, net	508	526
Other current assets	43	33

Total current assets	1,304	1,044

Fixed assets, net	1,515	1,716
Amortizable intangible assets, net	50	65
Goodwill	—	81
Deferred income tax assets	876	1,076
Other assets	190	165

Total assets	$3,935	$4,147

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$427	$420
Current portion of long-term debt (3)	223	1

Total current liabilities	650	421

Long-term debt, net of current portion (3)	422	788
Pension and other postretirement benefit obligations	1,257	1,257
Deferred income tax liabilities	—	13
Other liabilities	71	68

Total liabilities	2,400	2,547

Commitments and contingencies
Equity:
Resolute Forest Products Inc. shareholders’ equity:
Common stock	—	—
Additional paid-in capital	3,802	3,793
Deficit (4)	(1,198)	(1,294)
Accumulated other comprehensive loss	(950)	(780)
Treasury stock at cost	(120)	(120)

Total Resolute Forest Products Inc. shareholders’ equity	1,534	1,599

Noncontrolling interests	1	1

Total equity	1,535	1,600

Total liabilities and equity	$3,935	$4,147

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Years
	Ended December 31,
	2018	2017
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$235	$(78)
Adjustments to reconcile net income (loss) including noncontrolling interests to net cash provided by operating activities:
Share-based compensation	12	15
Depreciation and amortization	212	204
Closure costs, impairment and other related charges	120	66
(Reversal of) inventory write-downs related to closures	(1)	24
Deferred income taxes	164	80
Net pension contributions and other postretirement benefit payments	(144)	(109)
Net gain on disposition of assets	(145)	(15)
Loss (gain) on translation of foreign currency denominated deferred income taxes	75	(71)
(Gain) loss on translation of foreign currency denominated pension and other postretirement benefit obligations	(63)	58
Net planned major maintenance (payments) amortization	(20)	3
Changes in working capital:
Accounts receivable	(19)	(37)
Inventories	(46)	23
Other current assets	1	1
Accounts payable and accrued liabilities	38	(17)
Other, net	16	11

Net cash provided by operating activities	435	158

Cash flows from investing activities:
Cash invested in fixed assets	(155)	(164)
Disposition of assets	336	21
Decrease (increase) in countervailing duty cash deposits on supercalendered paper, net	48	(22)
Increase in countervailing and anti-dumping duty cash deposits on softwood lumber	(77)	(26)
Increase in countervailing duty cash deposits on uncoated groundwood paper	(6)	—

Net cash provided by (used in) investing activities	146	(191)

Cash flows from financing activities:
Net (repayments) borrowings under revolving credit facilities	(144)	19
Payment of special dividend (4)	(136)	—
Payments of debt	—	(1)
Payments of financing and credit facility fees	(1)	—
Acquisition of noncontrolling interest in Donohue Malbaie Inc.	—	(15)

Net cash (used in) provided by financing activities	(281)	3

Effect of exchange rate changes on cash and cash equivalents, and restricted cash	(4)	6

Net increase (decrease) in cash and cash equivalents, and restricted cash	296	(24)
Cash and cash equivalents, and restricted cash:
Beginning of period	49	73

End of period	$345	$49

Cash and cash equivalents, and restricted cash at period end:
Cash and cash equivalents	$304	$6
Restricted cash (included in “Other current assets” and “Other assets”)	41	43

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

RECONCILIATION OF OPERATING INCOME AND NET INCOME ADJUSTED FOR SPECIAL ITEMS

A reconciliation of our operating income, net income and net income per share reported before special items is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of non-GAAP measures.

Three months ended December 31, 2018 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$75	$36	$0.38

Adjustments for special items:
Closure costs, impairment and other related charges	120	120	1.27
Net gain on disposition of assets	(141)	(141)	(1.49)
Non-operating pension and OPEB credits	—	(12)	(0.13)
Other income, net	—	(1)	(0.01)
Income tax effect of special items	—	2	0.02

Adjusted for special items	$54	$4	$0.04

Three months ended December 31, 2017 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$53	$13	$0.14

Adjustments for special items:
Foreign exchange loss	—	1	0.01
Closure costs, impairment and other related charges	2	2	0.02
Start-up costs	9	9	0.10
Net gain on disposition of assets	(13)	(13)	(0.14)
Non-operating pension and OPEB credits	—	(1)	(0.01)
Other expense, net	—	4	0.04
Income tax effect of special items	—	(1)	(0.01)

Adjusted for special items	$51	$14	$0.15

Year ended December 31, 2018 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$379	$235	$2.52

Adjustments for special items:
Foreign exchange loss	—	2	0.02
Closure costs, impairment and other related charges	121	121	1.30
Reversal of inventory write-downs related to closures	(1)	(1)	(0.01)
Start-up costs	8	8	0.09
Net gain on disposition of assets	(145)	(145)	(1.55)
Non-operating pension and OPEB credits	—	(50)	(0.54)
Other income, net	—	(7)	(0.08)
Income tax effect of special items	—	20	0.21

Adjusted for special items	$362	$183	$1.96

Year ended December 31, 2017 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$42	$(84)	$(0.93)

Adjustments for special items:
Foreign exchange gain	—	(9)	(0.10)
Closure costs, impairment and other related charges	82	82	0.91
Inventory write-downs related to closures	24	24	0.27
Start-up costs	27	27	0.30
Net gain on disposition of assets	(15)	(15)	(0.17)
Non-operating pension and OPEB credits	—	(7)	(0.08)
Other expense, net	—	3	0.03
Income tax effect of special items	—	(9)	(0.10)

Adjusted for special items	$160	$12	$0.13

RESOLUTE FOREST PRODUCTS INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

A reconciliation of our net income including noncontrolling interests to EBITDA and Adjusted EBITDA is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of the non-GAAP measures EBITDA and Adjusted EBITDA.

Three months ended December 31, 2018 (unaudited, in millions)	Market pulp	Tissue (2)	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$41	$(9)	$(8)	$28	$17	$(33)	$36
Interest expense						11	11
Income tax provision						41	41
Depreciation and amortization	5	4	9	17	11	5	51

EBITDA	$46	$(5)	$1	$45	$28	$24	$139
Closure costs, impairment and other related charges						120	120
Net gain on disposition of assets						(141)	(141)
Non-operating pension and OPEB credits						(12)	(12)
Other income, net						(1)	(1)

Adjusted EBITDA	$46	$(5)	$1	$45	$28	$(10)	$105

Three months ended December 31, 2017 (unaudited, in millions)	Market pulp	Tissue	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$37	$(2)	$57	$(6)	$(13)	$(58)	$15
Interest expense						13	13
Income tax provision						21	21
Depreciation and amortization	7	1	8	17	11	7	51

EBITDA	$44	$(1)	$65	$11	$(2)	$(17)	$100
Foreign exchange loss						1	1
Closure costs, impairment and other related charges						2	2
Start-up costs						9	9
Net gain on disposition of assets						(13)	(13)
Non-operating pension and OPEB credits						(1)	(1)
Other expense, net						4	4

Adjusted EBITDA	$44	$(1)	$65	$11	$(2)	$(15)	$102

Year ended December 31, 2018 (unaudited, in millions)	Market pulp	Tissue (2)	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$172	$(30)	$169	$74	$40	$(190)	$235
Interest expense						47	47
Income tax provision						152	152
Depreciation and amortization	27	15	32	66	47	25	212

EBITDA	$199	$(15)	$201	$140	$87	$34	$646
Foreign exchange loss						2	2
Closure costs, impairment and other related charges						121	121
Reversal of inventory write-downs related to closures						(1)	(1)
Start-up costs						8	8
Net gain on disposition of assets						(145)	(145)
Non-operating pension and OPEB credits						(50)	(50)
Other income, net						(7)	(7)

Adjusted EBITDA	$199	$(15)	$201	$140	$87	$(38)	$574

Year ended December 31, 2017 (unaudited, in millions)	Market pulp	Tissue	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$79	$(6)	$186	$(23)	$(9)	$(305)	$(78)
Interest expense						49	49
Income tax provision						84	84
Depreciation and amortization	31	5	33	66	45	24	204

EBITDA	$110	$(1)	$219	$43	$36	$(148)	$259
Foreign exchange gain						(9)	(9)
Closure costs, impairment and other related charges						82	82
Inventory write-downs related to closures						24	24
Start-up costs						27	27
Net gain on disposition of assets						(15)	(15)
Non-operating pension and OPEB credits						(7)	(7)
Other expense, net						3	3

Adjusted EBITDA	$110	$(1)	$219	$43	$36	$(43)	$364

See Notes to the Reconciliation of Non-GAAP Measures

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

1.

Closure costs, impairment and other related charges were $121 million for the year ended December 31, 2018, including $120 million of impairment charges for the three months ended December 31, 2018, related to the assets from the 2015 acquisition of Atlas Paper Holdings Inc. and its subsidiaries (“Atlas”).

Goodwill impairment charge

Following our 2018 annual impairment test of goodwill, we determined that the carrying value of the tissue reporting unit exceeded its estimated fair value. As a result, we recorded a goodwill impairment charge of $81 million for the three months and year ended December 31, 2018, representing the entire goodwill amount. This impairment charge resulted from cumulative losses of the tissue business and lower-than-expected projected cash flows, driven by operational and market-related factors. The fair value of the reporting unit was determined based on the present value of estimated future cash flows.

Long-lived assets impairment charges

As a result of the deterioration of estimated future cash flows of Atlas, we recorded for the three months and year ended December 31, 2018, fixed assets impairment charges of $29 million, and intangible assets impairment charges of $10 million, to reduce the carrying value of these assets to their estimated fair value. The fair value of fixed assets was estimated using the market approach, by reference to estimated selling prices for similar assets, less costs to sell. The fair value of intangible assets was estimated using the income approach. Projected discounted cash flows utilized under the income approach included estimates regarding future revenues and expenses attributable to Atlas, projected capital expenditures and a discount rate of 12%. These fair value measurements are considered Level 3 measurements due to the significance of their unobservable inputs.

2.

During the three months and year ended December 31, 2018, we recorded a net gain on disposition of assets of $141 million and $145 million, respectively, which included: the sale of our paper and pulp mill at Catawba (South Carolina) for total cash consideration of $280 million (subject to final working capital adjustments), resulting in a net gain of $101 million; and the sale of our recycled bleached kraft pulp mill at Fairmont (West Virginia) for total cash consideration of $62 million, resulting in a net gain of $40 million.

3.

On January 3, 2019 (the “closing date”), we repurchased $225 million in aggregate principal amount of 5.875% senior unsecured notes due 2023, pursuant to a notes purchase agreement entered into on December 21, 2018, with certain noteholders, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the closing date. As a result of the repurchase, we recorded a net loss on extinguishment of debt of $3 million in “Other income, net” in our Consolidated Statements of Operations in the first quarter of 2019.

4.	We declared and paid a special dividend of $1.50 per share ($136 million) on our common stock in the three months and year ended December 31, 2018.

5.

In March 2017, the Financial Accounting Standards Board (or the “FASB”) issued Accounting Standards Update (or “ASU”) 2017-07, “Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost,” which requires employers that present a measure of operating income in their statements of earnings to disaggregate and present only the service cost component of net periodic pension and other postretirement benefit (or “OPEB”) cost in operating expenses (together with other employee compensation costs arising during the period). The other components of

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

net periodic pension and OPEB cost (or “Non-operating pension and OPEB costs”) are reported separately outside any subtotal of operating income. This update is effective retrospectively for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. We adopted this ASU on January 1, 2018.

The effect of this ASU on our Consolidated Statements of Operations for the three months ended December 31, 2018 and 2017 was as follows:

	Three Months Ended December 31, 2018			Three Months Ended December 31, 2017
(Unaudited, in millions)	Before ASU	Effect of Change	As Reported	As Previously Reported	Effect of Change	As Adjusted
Cost of sales, excluding depreciation, amortization and distribution cost	$655	$13	$668	$638	$5	$643
Selling, general and administrative expenses	41	(1)	40	49	(1)	48
Closure costs, impairment and other related charges	120	—	120	5	(3)	2
Operating income	87	(12)	75	54	(1)	53
Non-operating pension and other postretirement benefit credits	—	12	12	—	1	1

The effect of this ASU on our Consolidated Statements of Operations for the years ended December 31, 2018 and 2017 was as follows:

	Year Ended December 31, 2018			Year Ended December 31, 2017
(Unaudited, in millions)	Before ASU	Effect of Change	As Reported	As Previously Reported	Effect of Change	As Adjusted
Cost of sales, excluding depreciation, amortization and distribution costs	$2,497	$52	$2,549	$2,574	$14	$2,588
Selling, general and administrative expenses	167	(2)	165	172	(2)	170
Closure costs, impairment and other related charges	121	—	121	87	(5)	82
Operating income	429	(50)	379	49	(7)	42
Non-operating pension and other postretirement benefit credits	—	50	50	—	7	7

RESOLUTE FOREST PRODUCTS INC.

Notes to the Reconciliations of Non-GAAP Measures

1.

Operating income (loss), net income (loss) and net income (loss) per share (or “EPS”), in each case as adjusted for special items, as well as earnings before interest expense, income taxes, and depreciation and amortization (or “EBITDA”), and adjusted EBITDA, in each case by reportable segment (market pulp, tissue, wood products, newsprint and specialty papers) in accordance with FASB Accounting Standards Codification 290, “Segment Reporting,” are not financial measures recognized under generally accepted accounting principles (or “GAAP”).

We calculate operating income (loss), as adjusted for special items, as operating income (loss) from our consolidated statements of operations, adjusted for items such as closure costs, impairment and other related charges, inventory write-downs related to closures, start-up costs, gains and losses on disposition of assets, and other charges or credits that are excluded from our segment’s performance from GAAP operating income (loss).

We calculate net income (loss), as adjusted for special items, as net income (loss) from our consolidated statements of operations, adjusted for the same special items applied to operating income (loss), in addition to foreign exchange gains and losses, non-operating pension and OPEB costs and credits, other income (expense), net, and the income tax effect of special items.

EPS, as adjusted for special items, is calculated as net income (loss), as adjusted for special items, per diluted share.

EBITDA by reportable segment is calculated as net income (loss) including noncontrolling interests from the consolidated statements of operations, allocated to each of our reportable segments, adjusted for depreciation and amortization. EBITDA for corporate and other is calculated as net income (loss) including noncontrolling interests from the consolidated statements of operations, after the allocation to reportable segments, adjusted for interest expense, income taxes, and depreciation and amortization.

Adjusted EBITDA means EBITDA, excluding the same special items applied to net income (loss).

EBITDA margin is calculated as EBITDA divided by sales.

Net debt is calculated as total debt less cash and cash equivalents.

Liquidity is calculated as cash and cash equivalents from our consolidated balance sheets, and availability under our revolving credit facilities.

We believe that using these non-GAAP measures is useful because they are consistent with the indicators management uses internally to measure the Company’s performance, and it allows the reader to more easily compare our ongoing operations and financial performance from period to period. Operating income (loss), net income (loss) and EPS, in each case as adjusted for special items, as well as EBITDA and adjusted EBITDA, are internal measures, and therefore may not be comparable to those of other companies. These non-GAAP measures should not be viewed as substitutes to financial measures determined under GAAP in our consolidated statements of operations in our filings with the Securities and Exchange Commission.

2.	The operating results of our Calhoun (Tennessee) tissue operations, previously recorded under corporate and other, have been recorded in our tissue segment since April 1, 2018.